Exhibit 99.1

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NEXCEN BRANDS NAMES MARVIN TRAUB TO BOARD OF DIRECTORS
Former Bloomingdale’s CEO Brings Superlative Retail Expertise
to Growing Brand Management Company

New York, NY, May 7, 2007 — NexCen Brands, Inc. (Nasdaq: NEXC) (“NexCen”) announced today that Marvin Traub, President of Marvin Traub Associates, Inc., Chairman of S.D. Retail Consulting and Senior Advisor to Compass Advisers, has joined its board of directors.

Mr. Traub was named President of Bloomingdale’s in 1969 and Chairman and CEO of Bloomingdale’s in 1978, and oversaw the store’s expansion from a regional to a national chain. He served as a Director of Federated Department stores for more than a decade, resigning in 1992 to found Marvin Traub Associates, a consulting firm that advises clients including Ralph Lauren, Oscar de la Renta, Elie Tahari, Saks Fifth Avenue, American Express, and the Time Warner Center in New York as well as international clients in Dubai, Moscow, Mumbai, Athens, Istanbul, London and Paris.

“NexCen is committed to the continued growth and profitability of our brand portfolio by leveraging the strength of our licensing, operations, finance, and marketing expertise across all of our verticals,” said Robert W. D’Loren, President and CEO of NexCen Brands, Inc., noting, “Marvin Traub is uniquely qualified to offer expert counsel as we expand our consumer branded products and franchise properties, and build retail partnerships. We are privileged to welcome him to our board.”

In addition to his experience in global branding and management strategies, Mr. Traub also advises equity and venture capital funds and provides financial services in his role as a senior advisor to Compass Advisers, a multi-dimensional financial services firm.

Mr. Traub graduated Harvard College Magna Cum Laude and Harvard Business School with distinction. He sits on the Board and Executive Committee of the Parsons School of Design of the New School, and is the author of Like No Other Store, an autobiography and history of Bloomingdale’s and American retailing.

About NexCen Brands, Inc. (www.nexcenbrands.com)

NexCen Brands, Inc. (Nasdaq: NEXC) is the premier 21st century brand acquisition and management company focused on assembling a diversified portfolio of intellectual property (IP) centric companies operating in the consumer branded products and franchise industries. The Company owns, licenses, franchises and markets a growing portfolio of consumer and franchise brands including The Athlete's Foot®, Bill Blass®, MaggieMoo's®, Marble Slab Creamery® and Waverly®. The Company licenses and franchises its brands to a network of leading retailers, manufacturers and franchisees that touch every major segment of retail distribution from the luxury market to the mass market in the U.S. and in over 42 countries around the world and consists of in excess of 1,150 of its own franchised stores. NexCen, through its information technology (IT) and franchisee support systems and advertising, marketing and public relations team, markets its brands to continually drive greater consumer awareness and brand equity for each of its brands. NexCen touches nearly every aspect of a consumer's lifestyle from the food they eat to the furnishings in their homes and the clothes and footwear they purchase.